Exhibit 99.3
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
On March 3, 2006, Open Solutions Inc. (the “Company”) acquired BIS LP Inc. (the “Information Services Group of BISYS”). The Information Services Group of BISYS was formerly a wholly-owned subsidiary of The BISYS Group, Inc. (“BISYS”). The Company acquired all of the outstanding common stock of the Information Services Group of BISYS in exchange for cash. The aggregate acquisition cost, net of cash received, was approximately $472.4 million. The transaction was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The Company and BISYS have agreed to treat the transaction under Section 338 of the Internal Revenue Code. Accordingly, the tax basis of the acquired assets and assumed liabilities will be substantially the same for financial reporting. The purchase price allocation is preliminary and pending the finalization of the third party valuation with respect to intangible assets and estimated amortization periods and finalization of the purchase price adjustments and is expected to be finalized during 2006.
The following unaudited pro forma combined condensed financial information gives effect to the acquisition by the Company of the Information Services Group of BISYS. The unaudited pro forma combined condensed balance sheet as of December 31, 2005 has been prepared as if the acquisition had occurred on December 31, 2005. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2005 has been prepared as if the acquisition had occurred at January 1, 2005. The notes to the pro forma combined condensed financial information describe certain pro forma adjustments to give effect to the purchase transaction had it been consummated at that date.
The unaudited pro forma combined condensed financial information has been derived from the historical consolidated financial statements of the Company and BIS LP Inc. and should be read in conjunction with those financial statements and notes and the accompanying notes to the pro forma combined condensed financial statements, all of which are included in either this Current Report on Form 8-K/A or in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 15, 2006.
The unaudited pro forma combined condensed financial statements are not necessarily indicative of operating results which would have been achieved had the transaction actually been completed at the aforementioned dates or the future results that the combined company will experience after the acquisition.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
December 31, 2005
(in thousands)

	Open	BIS LP	Pro Forma
	Solutions Inc.	Inc. (Note 2)	Adjustments		Pro Forma
	(Historical)	(Historical)	(Note 3)		Combined
Current assets:
Cash and cash equivalents	$174,426	$606	$(129,668)	a	$45,364
Accounts receivable, net	36,582	29,469	—		66,051
Deferred tax asset	13,000	7,885	(7,885)	e	13,000
Prepaid expenses and other current assets	14,353	7,324	(1,206)	i	20,471

Total current assets	238,361	45,284	(138,759)		144,886

			897	l
Fixed assets, net	20,779	14,653	27,898	d	64,227
Intangible assets, net	46,794	87,158	78,842	c	212,794
Goodwill	94,081	34,946	273,855	b	402,882
Other assets	11,197	4,425	7,268	a	22,890

Total assets	$411,212	$186,466	$250,001		$847,679

Current liabilities:
Accounts payable	$7,313	$3,360	$—		$10,673
Accrued expenses	24,624	13,376	5,400	f	43,400
Deferred revenue, current portion	34,588	21,273	(3,763)	g	52,098
Capital lease obligations, current portion	102	5,282	—		5,384

Total current liabilities	66,627	43,291	1,637		111,555

Capital lease obligations, less current portion	122	6,206	—		6,328
Convertible notes	144,061	—	—		144,061
Long-term debt	—	—	350,000	a	350,000
Deferred revenue, less current portion	3,251	35,121	(3,621)	g	34,751
Other long-term liabilities	1,447	—	1,239	k	2,686
Due to The BISYS Group, Inc.	—	34,890	(34,890)	h	—
Deferred tax liability	—	10,357	(10,357)	e	—

Total liabilities	215,508	129,865	304,008		649,381

Stockholders’ equity	195,704	56,601	(54,007)	j	198,298

Total liabilities and stockholders’ equity	$411,212	$186,466	$250,001		$847,679

See accompanying notes.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
Year Ended December 31, 2005
(in thousands, except share and per share data)

	Open	BIS LP Inc.	Pro Forma
	Solutions Inc.	(Note 2)	Adjustments		Pro Forma
	(Historical)	(Historical)	(Note 4)		Combined
Revenues	$193,751	$209,127	$(18,000)	m	$384,878

			(3,948)	m
			4,400	n
Cost of revenues	83,373	139,930	(15,738)	p,q	208,017

Gross profit	110,378	69,197	(2,714)		176,861

Operating expenses:
Sales and marketing	24,460	11,526	(1,295)	p,q	34,691
Product development	19,608	5,708	(642)	p,q	24,674

			10,000	o
General and administrative	36,351	21,346	(2,401)	p,q	65,296

Total operating expenses	80,419	38,580	5,662		124,661

Income from operations	29,959	30,617	(8,376)		52,200
Interest and other income (expense), net	330	(633)	(33,847)	r	(34,150)

Income before income taxes	30,289	29,984	(42,223)		18,050
Income tax provision	(11,739)	(12,261)	16,889	s	(7,111)

Net income	$18,550	$17,723	$(25,334)		$10,939

Net income per common share — basic	$0.96				$0.57
Weighted average common shares — basic	19,360,574				19,360,574

Net income per common share — diluted	$0.85				$0.54
Weighted average common shares — diluted	25,977,035				25,977,035
See accompanying notes.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
(Amounts are in thousands)
NOTE 1 — THE TRANSACTION
On March 3, 2006, Husky Acquisition Corporation, a wholly-owned subsidiary of the Company, acquired all of the outstanding shares of capital stock of BIS LP Inc., a provider of banking and payment technology solutions to financial institutions, for a cash consideration of $472,400. In connection with this acquisition, the Company incurred approximately $5,400 of acquisition related costs. This acquisition was recorded under the purchase method of accounting with the total consideration allocated to the assets acquired and liabilities assumed based on estimates of fair value. The fair value of intangible assets is being determined by management based primarily on management’s best estimate of future cash flows expected to be generated by such technology discounted by appropriate risk adjusted rates of return. Management is utilizing the assistance of a third party valuation firm in determining fair values. The excess of the purchase price over value of the net assets acquired has been allocated to goodwill. The purchase price allocation is preliminary and pending the finalization of the third party valuation with respect to intangible assets and estimated amortization periods and finalization of certain purchase price adjustments, and is expected to be finalized during 2006.
In connection with the acquisition of BIS LP Inc., the Company obtained bank financing. The bank financing is in the form of two agreements: a $320,000 First Lien Senior Secured Credit Agreement, which provides for a $290,000 term loan (“First Term Facility”) and a $30,000 revolving line of credit, and a $60,000 Second Lien Senior Term Loan Agreement (“Second Term Facility”). The First Term Facility and Second Term Facility have terms of 5.5 and 6 years, respectively, bear interest at LIBOR plus 250 and 650 basis points, respectively, and are payable through September 2011 and November 2011, respectively. The bank financing contains both financial and non-financial covenants, including maintaining a certain senior leverage ratio, as defined, a total leverage ratio, as defined, and a fixed charge ratio, as defined. In March 2006, the Company entered into interest rate swap agreements with a bank to offset the changes in variable benchmark interest rates and limit exposure in the associated uncertainty in interest expense on the Company’s bank financing. The effect of the swap agreements, which were entered into subsequent to the acquisition, has not been reflected in the unaudited pro forma financial statements.
The preliminary allocation of purchase price is summarized below:

Tangible assets acquired	$87,827
Goodwill	307,104
Customer relationships	141,000
Purchased technology	22,000
Tradenames	3,000
Liabilities assumed	(80,563)
Gain on settlement of contract, net of tax	(2,594)

Purchase price, including acquisition-related costs	$477,774

Under the terms of the Company’s pre-existing reseller agreement with BISYS, BISYS paid the Company non-refundable minimum license fees related to the achievement of certain minimum sales requirements. The Company agreed not to compete with BISYS for the sale of data processing services using The Complete Banking Solution (“TCBS”) software on an outsourced basis to banks and thrifts in the United States, except in certain circumstances. In connection with the purchase of the Information Services Group of BISYS, the reseller agreement with BISYS was terminated. In accordance with Emerging Issues Task Force (EITF) 04-1, Accounting for Pre-existing Relationships between the Parties to a Business Combination, the Company reviewed the terms of the reseller agreement to determine if this executory contract included terms that are favorable or unfavorable when compared to pricing for current market transactions for the same or similar items, and measure a settlement gain or loss as the lesser of (A) the amount by which the reseller agreement is favorable or unfavorable to market terms or (B) the stated settlement provisions of the reseller agreement available to BISYS to which the reseller agreement is unfavorable. Accordingly, the Company recognized an imputed gain on the effective settlement of the reseller agreement with BISYS of approximately $4,252, which represents the stated settlement provision to BISYS at the acquisition date.
NOTE 2 — RECLASSIFICATIONS
Certain reclassifications have been made to the historical results of BIS LP Inc. to conform with the Company’s presentation. Conforming changes primarily reflect the reclassification of operating costs and expenses into categories (selling and marketing, product development and general and administrative) displayed in the Company’s statement of operations.
NOTE 3 — PRO FORMA ADJUSTMENTS TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
The following adjustments were applied to the historical balance sheets of the Company and BIS LP Inc. as of December 31, 2005:

(a) Adjust the Company’s cash balance for the purchase of BIS LP Inc.:
Payment of cash for the purchase of BIS LP Inc.	$(472,400)
Proceeds from issuance of long-term debt in connection with purchase of BIS LP Inc.	350,000
Payment of debt financing costs, recorded within other assets	(7,268)

$(129,668)

(b) Adjust BIS LP Inc.’s goodwill as a result of the purchase allocation:
Eliminate historical goodwill of BIS LP Inc.	$(34,946)
Record goodwill, as if the transaction had occurred on December 31, 2005	308,801

$273,855

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
NOTE 3 — PRO FORMA ADJUSTMENTS TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET, CONTINUED

(c	)	Adjust BIS LP Inc.’s intangible assets as a result of the purchase allocation based on a preliminary third party valuation:
		Customer relationships	$141,000
		Purchased technology	22,000
		Tradenames	3,000
		Eliminate historical intangible assets of BIS LP Inc.	(59,260)
		Adjust classification of deferred third party license fees to fixed assets as a result of purchase price allocation and to conform presentation with the Company’s financial statement presentation.	(27,898)

			$78,842

(d	)	Adjust classification of deferred third party license fees to fixed assets as a result of purchase price allocation and to conform presentation with the Company’s financial statement presentation.	$27,898

(e	)	Eliminate BIS LP Inc.’s historical deferred tax assets and liabilities, as the Company and BIS LP Inc. have agreed to treat the transaction under Section 338 of the Internal Revenue Code:
		Deferred tax asset	$(7,885)

		Deferred tax liability	$(10,357)

(f	)	Accrue acquisition related expenses.	$5,400

(g	)	Adjust BIS LP Inc.’s deferred revenue to fair value as a result of the purchase price allocation:
		Current portion	$(3,763)

		Long term	$(3,621)

(h	)	Eliminate BIS LP Inc.’s outstanding intercompany payable which was not assumed by the Company.	$(34,890)

(i	)	Eliminate BIS LP Inc.’s asset related to prepaid maintenance fees paid to the Company as a result of the purchase price allocation.	$(1,206)

(j	)	Eliminate BIS LP Inc.’s stockholders’ equity.	$(56,601)
		Increase stockholders’ equity as a result of an imputed gain on the effective settlement of the Company’s pre-existing reseller agreement with BIS LP Inc., net of tax.	2,594

			$(54,007)

(k	)	Record facility operating leases with above market rates at fair value as a result of the purchase price allocation.	$1,239

(l	)	Adjust BIS LP Inc.’s fixed assets as a result of the purchase price allocation based on a preliminary third party valuation.	$897

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
NOTE 4 — PRO FORMA ADJUSTMENTS TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
The following adjustments were applied to the historical statements of operations of the Company and BIS LP Inc. for the year ended December 31, 2005:

(m	)	Eliminate related party transactions:
		Eliminate license and maintenance revenue recognized by the Company related to a pre-existing reseller arrangement with BIS LP Inc.	$(18,000)

		Eliminate maintenance costs within cost of revenues BIS LP Inc. had recorded related to the pre-existing reseller arrangement with the Company.	$(3,948)

(n	)	Record amortization of purchased technology at fair value within cost of revenues.	$4,400

		The amortization of the purchased technology has been calculated based on a new fair value basis of $22,000 amortized over an estimated five years.

(o	)	Record amortization of other intangible assets with general and administrative expense.	$10,000

The amortization has been calculated based on a new fair value basis of $141,000, amortized over an estimated 15 years for the customer relationship asset and $3,000, amortized over an estimated 5 years for the tradename asset.

(p	)	Record depreciation expense for property and equipment after adjusting fixed assets to fair value:
		Depreciation expense related to cost of revenues.	$11,475
		Depreciation expense related to sales and marketing.	945
		Depreciation expense related to product development.	468
		Depreciation expense related to general and administrative.	1,751

			$14,639

(q	)	Eliminate historical depreciation and amortization expenses related to intangible assets and fixed assets:
		Depreciation and amortization expense related to the cost of revenues.	$(27,213)
		Depreciation and amortization expense related to sales and marketing.	(2,240)
		Depreciation and amortization expense related to product development.	(1,110)
		Depreciation and amortization expense related to general and administrative.	(4,152)

			$(34,715)

(r	)	Record the following:
		Increase in interest expense in connection with issuance of acquisition-related long-term debt using effective interest rates of $7.33% and 11.33% for the $290,000 First Term Facility and $60,000 Second Term Facility, respectively, including $1,800 of interest expense related to the amortization of deferred financing costs.	$(29,855)
		Decrease in interest income related to use of $129,668 of available cash for the acquisition, using a 3.1% interest rate, the Company’s average interest rate for the year ended December 31, 2005.	(3,992)

			$(33,847)

If interest rates for the Company’s variable rate long-term debt were to change 1/8% for the year-ended December 31, 2005, interest expense would have increased by $280, and the net income would have decreased by $168.

(s	)	Record tax effect of pro forma adjustments using an effective tax rate of 40%.	$16,889